THE CLEVELAND ELECTRIC ILLUMINATING
                                COMPANY



                                   TO



                         THE CHASE MANHATTAN BANK,
                               as Trustee





                   Eighty-first Supplemental Indenture



                     Dated as of September 29, 1999


          Eighty-first Supplemental Indenture, dated as of September 29, 1999, made by and between THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, a corporation organized and existing under the laws of the State of Ohio (the "Company"), and THE CHASE MANHATTAN BANK (successor by merger to The Chase Manhattan Bank (National Association), which in turn was successor to Morgan Guaranty Trust Company of New York, formerly Guaranty Trust Company of New
York), a corporation organized and existing under the laws of the State of New York (the "Trustee"), as Trustee under the Mortgage and Deed of Trust dated July 1, 1940, hereinafter mentioned:

                               RECITALS

          In order to secure first mortgage bonds of the Company ("Bonds"), the Company has heretofore executed and delivered to the Trustee the Mortgage and Deed of Trust dated July 1, 1940 (the "1940 Mortgage") and eighty supplemental indentures thereto ("Supplemental Indentures"); and

          The 1940 Mortgage, as supplemented and modified by said
Supplemental Indentures and by this Eighty-first Supplemental Indenture, will be hereinafter collectively referred to as the "Indenture" and this Eighty-first Supplemental Indenture will be hereinafter referred to as "this Supplemental Indenture"; and

          In the Nineteenth Supplemental Indenture, dated November 23, 1976 (the "Nineteenth Supplemental Indenture"), the Company reserved the right, without any vote, consent or other action by holders of Bonds of any series established or created in the Nineteenth Supplemental Indenture or any subsequent supplemental indenture, to amend and modify, in the manner specified therein, certain provisions of the Indenture (the "Affected Provisions"), and the Company has determined to exercise that right as to certain of the Affected Provisions without prejudice to its right to amend and modify the balance of the Affected Provisions at a later date; and

          The Company, in the exercise of the powers and authority conferred upon and reserved to it under the provisions of the Indenture, and pursuant to appropriate resolutions of its Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee this Supplemental Indenture in the form hereof for the purposes herein provided; and

          All conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument have been done, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

          NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

                                ARTICLE I

                           CONFIRMATION OF 1940
                     MORTGAGE AND SUPPLEMENTAL INDENTURES
                     ------------------------------------

          The 1940 Mortgage (as modified in Article V of the Supplemental Indenture dated December 1, 1947, Article V of the Supplemental Indenture dated May 1, 1954, Article V of the Supplemental Indenture dated March 1, 1958, Article V of the Supplemental Indenture dated January 15, 1969, Article III of the Supplemental Indenture dated November 23, 1976 and Article III of the Supplemental Indenture dated April 15, 1985) and the Supplemental Indentures dated July 1, 1940, August 18, 1944, December 1, 1947, September 1, 1950, June 1, 1951, May 1, 1954, March 1, 1958, April 1, 1959, December
20, 1967, January 15, 1969, November 1, 1969, June 1, 1970, November 15,
1970, May 1, 1974, April 15, 1975, April 16, 1975, May 28, 1975, February 1,
1976, November 23, 1976, July 26, 1977, September 27, 1977, May 1, 1978,
September 1, 1979, April 1, 1980, April 15, 1980, May 28, 1980, June 9, 1980,
December 1, 1980, July 28, 1981, August 1, 1981, March 1, 1982, July 15,
1982, September 1, 1982, November 1, 1982, November 15, 1982, May 24, 1983,
May 1, 1984, May 23, 1984, June 27, 1984, September 4, 1984, November 14,
1984, November 15, 1984, April 15, 1985, May 28, 1985, August 1, 1985,
September 1, 1985, November 1, 1985, April 15, 1986, May 14, 1986, May 15,
1986, February 25, 1987, October 15, 1987, February 24, 1988, September 15, 1988, May 15, 1989, June 13, 1989, October 15, 1989, January 1, 1990, June 1,
1990, August 1, 1990, May 1, 1991, May 1, 1992, July 31, 1992, January 1,
1993, February 1, 1993, May 20, 1993, June 1, 1993, September 15, 1994, May
1, 1995, May 2, 1995, June 1, 1995, July 15, 1995, August 1, 1995, June 15,
1997, August 1, 1997, October 15, 1997, June 1, 1998, October 1, 1998,
October 1, 1998, and April 1, 1999, respectively, are hereby in all respects confirmed.

                                  ARTICLE II

                   AMENDMENT AND MODIFICATION OF INDENTURE
                   ---------------------------------------

         Section 2.01 Pursuant to the right conferred upon and reserved to it under Section 2 of Article III of Nineteenth Supplemental Indenture, the Company, without any vote, consent or other action by holders of Bonds of any series established or created in the Nineteenth Supplemental Indenture or any subsequent supplemental indenture (all Bonds created in any supplemental indenture prior to the Nineteenth Supplemental Indenture being no longer outstanding), hereby adds a definition of "Nuclear Fuel" in, and amends and modifies the definition of "Property Additions" in, Article I of the Indenture, as follows:

          "Nuclear Fuel:

               The term `Nuclear Fuel' shall mean (a) any substance, material or fuel element, including nuclear fuel and associated means (and any similar or analogous substance or device), whether or not classified as fuel and whether or not chargeable to operating expenses, comprising or intended to comprise, or formerly comprising, the core, or other part, of a nuclear reactor or any similar or analogous device, (b) any substance, material or fuel element, including nuclear fuel and associated means (and any similar or analogous substance or device) while in the process of fabrication or preparation and special nuclear or other materials held for use in such fabrication or preparation, (c) any substance, material or fuel element formerly comprising such nuclear fuel and associated means (or any similar or analogous substance or device) and which are undergoing or have undergone, reprocessing and (b) uranium, thorium, plutonium and any other substance or material from time to time used or selected for use by the Company as fuel material, or as potential fuel material, in a nuclear reactor or any similar or analogous device."

          "Property Additions:

               The term `property additions' shall mean any new or additional property, real or personal (including separate and distinct units, plants, systems and properties), located within, or subject to the laws of, the United States of America or Canada, and improvements, extensions or additions (including in these terms equipment and appliances installed as a part of the fixed property of the Company) to or about the plants or properties of the Company purchased, constructed or otherwise acquired by the Company after June 30, 1940, and in every case used or useful in the business of generating, manufacturing, developing, producing, creating, transmitting, transporting, distributing or supplying any kind or form of matter, electricity, energy, radiation, light, refrigeration, heat, water, steam, gas or fuel, including, without limitation of the general import of the foregoing, electricity or gas for light, heat, refrigeration, power, or any other purposes or water for drinking, power, heat, refrigeration or any other purposes or steam for heat, power, refrigeration or any other purposes, and in every case properly chargeable to fixed property accounts under the regulations, rules and orders, if any, with respect to such matters, in force at the time, of The Public Utilities Commission of Ohio or other public body or authority having jurisdiction or supervisory authority over the accounts of the Company, or, if there are no such regulations, rules and orders, in the opinion of the signers of a certificate of the nature required by Section 5(a) of Article III or Section 1(b) of
          Article VIII."

          " `Property additions' as so defined, without limitation of the general import of such term, shall include property and interests and rights therein in any one or more of the following categories:

               (a) subject to Article XII, property acquired by the Company or by a successor corporation as a result of any consolidation or merger to which the Company or any successor corporation may be a party;

               (b) permanent improvements, extensions or additions to or about the properties of the Company in the process of construction or partially completed, insofar as actually constructed or completed;

               (c) property purchased, constructed or otherwise acquired to replace property retired;

               (d) easements, rights-of-way and leases over any privately or publicly owned real, personal or mixed property or highway property for towers, poles, wires, cables, conduits or mains or for generating plant or transmission line or distribution line purposes and rights, permits, licenses, franchises or any other forms of permission to use or appropriate water or to overflow any such property by the erection of dams or otherwise or to maintain generating, transmission or distribution facilities or appliances or dams or other similar structures on any such property and generating, transmission and distribution facilities and appliances and dams and other similar structures maintained by the Company on any such property, provided that, in the opinion of counsel, such easements, rights-of-way or leases, or rights, permits, licenses, franchises or other forms of permission, as the case may be, shall run for an unlimited or indeterminate or indefinite period of time or for a period of time extending beyond the date of maturity of all Bonds then outstanding under this Indenture and all additional Bonds applied for at the particular time in question or the Company has power under eminent domain or similar statutes to condemn and acquire, adjacent thereto or in lieu thereof, such easements, rights-of-way or leases, rights, permits, licenses, franchises or other forms of permission sufficient for its purposes;

               (e) any structures and any other property, including, but not limited to, towers, poles, wires, cables, conduits, mains, dams and other similar structures and generating, transmission and distribution facilities and appliances located on, over, under or in any privately or publicly owned real, personal or mixed property or highway property pursuant to any easement, right-of-way or or right, permit, license, franchise or any other form of permission, whether or not such easement, right-of-way or lease or right, permit, license, franchise or other form of permission runs for an unlimited or indeterminate or indefinite period of time extending beyond the date of maturity of all Bonds then outstanding under this Indenture or then being applied for, provided that in the opinion of counsel, the Company has the right to remove any such property additions which are so located on any such property prior to or upon the termination of such easement, right-of-way or lease or right, permit, license, franchise or other form of permission without compensation or other remuneration to anyone and free of any lien prior or equal to the lien of the Indenture, except permitted liens;

               (f) generating, transmission or distribution facilities or appliances or dams or other similar structures located or constructed on, over, under or in public highways or other public property, provided that the Company shall, in the opinion of counsel, have the lawful right under rights, permits, licenses, franchises or other forms of permission granted by a governmental body having jurisdiction in the premises or by the law of the State in which such property is located to maintain and operate such property additions for an unlimited, indeterminate or indefinite period of time or for the period, if any, specified in such right, permit, license, franchise or other form of permission or law and that the terms of such right, permit, license, franchise or other form of permission or law do not contain any provisions giving to any public authority the right to take over such property additions without the payment of fair consideration therefor;

              (g) provided that the Company shall have acquired good title to the artificially filled land extending beyond the natural shore line of Lake Erie in front of the land owned by the Company described in this Indenture as Parcels Nos. 1 to 18, inclusive, of the kind described in Subdivision (e) (1) of Section 5 of Article III or shall have acquired the right to occupy said land as described in Subdivision (e) (4) of said Section 5, permanent improvements, extensions or additions to or about the plant and property of the Company located on the site of said artificially filled land (but only those constructed or installed after June 30, 1940), provided, however, that until the Company shall have delivered to the Trustee an opinion of counsel of the nature required by Subdivision (e) (1) of Section 5 of Article III with respect to good title to such artificially filled land, the aggregate amount with respect to any such improvements, extensions or additions which shall be deemed to be property additions and which may be made the basis of authentication and delivery of any additional Bonds or the withdrawal or reduction of cash under any of the provisions of this Indenture shall not exceed Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000). The foregoing provisions shall not, however, limit the use of any such improvements, extensions or additions for the purpose of Subdivision (g) of the definition of net bondable value of property additions not subject to an unfunded prior lien; and

               (h) space satellites, space stations and other analogous facilities whether or not in the Earth's atmosphere and whether or not subject to the laws of the United States of America."

          " `Property additions' as so defined shall not include:

               (aa) good will or going concern value as such, separate and distinct from the property operated thereunder or in connection therewith or incident thereto;

               (bb) any contracts or operating agreements or franchises or governmental permits, granted or acquired, as such, separate and distinct from the property operated thereunder or in connection therewith or incident thereto;

               (cc) any shares of stock or certificates or evidences of interest therein, or any bonds, notes or other evidences of indebtedness or certificates of interest therein or any other securities;

               (dd) any materials, merchandise, appliances or supplies acquired for the purpose of resale or leasing to its customers in the ordinary course and conduct of the business of the Company, or any materials or supplies held for consumption in operation or held in advance of use thereof for fixed capital purposes;

               (ee) easements, rights-of-way and leases and rights, permits, licenses, franchises and other forms of permission with respect to publicly or privately owned real, personal or mixed property or highway property and additions installed by the Company on any such property pursuant thereto, except as permitted in Subdivisions (d),
          (e) and (f) of this definition; or

               (ff) any natural gas wells or natural gas leases or natural gas transportation lines (other than natural gas transportation lines for the purpose of supplying fuel to the Company's plants) or other works or property used primarily and principally in the production of natural gas or its transportation up to the point of connection with any distribution system."

     Section 2.02 Pursuant to the right conferred upon and reserved to it under Section 3 of Article III of Nineteenth Supplemental Indenture, the Company, without any vote, consent or other action by holders of Bonds of any series established or created in the Nineteenth Supplemental Indenture or any subsequent supplemental indenture (all Bonds created in any supplemental indenture prior to the Nineteenth Supplemental Indenture being no longer outstanding), hereby amends and modifies clauses (2) and (3) of Subdivision
(e) of Section 5 of Article III of the Indenture to read as follows:

               "(2) If such property additions (i) include any easements, rights-of-way or leases over any privately or publicly owned real, personal or mixed property or highway property for towers, poles, wires, cables, conduits or mains or for generating plant or transmission line or distribution line purposes or rights, permits, licenses, franchises or any other forms of permission to use or appropriate water or to overflow any such property by the erection of dams or otherwise or to maintain generating, transmission or distribution facilities or appliances or dams or other similar structures on any such property or generating, transmission or distribution facilities or appliances or dams or other similar structures maintained by the Company on any such property, the Company is entitled to such easements, rights-of-way or leases or such rights, permits, licenses, franchises or other forms of permission, as the case may be, for an unlimited or indeterminate or indefinite period of time or for a period extending beyond the date of maturity of the additional Bonds applied for and also beyond the date of maturity of all Bonds then outstanding under this Indenture or the Company has power under eminent domain or similar statutes to condemn and acquire, adjacent thereto or in lieu thereof, such easements, rights-of-way or leases or rights, permits, licenses, franchises or other forms of permission sufficient for its purposes, or (ii) include any structures or any other property, including, but not limited to, towers, poles, wires, cables, conduits, mains, dams or other similar structures or generating, transmission or distribution facilities or appliances located on, over, under or in any privately or publicly owned real, personal or mixed property or highway property pursuant to any easement, right-of-way or lease or right, permit, license, franchise or any other form of permission whether or not such easement, right-of-way or lease or right, permit, license, franchise or other form of permission, runs for an unlimited or indeterminate or indefinite period of time extending beyond the date of maturity of all Bonds then outstanding under this Indenture or then being applied for, the Company has the right to remove any such property additions which are so located on any such property prior to or upon the termination of such easement, right-of-way or lease or right, permit, license, franchise or any other form of permission without compensation or other remuneration to anyone and free of any lien prior or equal to the lien of the Indenture, except permitted liens;

               (3) If such property additions include any generating, transmission or distribution facilities or appliances or dams or other similar structures located or constructed on, over or under public highways or other public property, the Company has the lawful right under rights, permits, licenses, franchises or other forms of permission granted by a governmental body having jurisdiction in the premises or by the law of the State in which such property is located to maintain and operate such property additions for an unlimited, indeterminate or indefinite period of time or for the period, if any, specified in such right, permit, license, franchise or other form of permission or law and that the terms of such right, permit, license, franchise or other form of permission or law do not contain any provisions giving to any public authority the right to take over such property additions without the payment of fair consideration therefor;".

     Section 2.03 Pursuant to the right conferred upon and reserved to it under Section 5 of Article III of Nineteenth Supplemental Indenture, the Company, without any vote, consent or other action by holders of Bonds of any series established or created in the Nineteenth Supplemental Indenture or any subsequent supplemental indenture (all Bonds created in any supplemental indenture prior to the Nineteenth Supplemental Indenture being no longer outstanding), hereby amends and modifies the definition of the term "permitted liens" contained in Article I of the Indenture by inserting the following as a new paragraph at the end of such definition:

          "The term `permitted liens' shall also mean and include as of any particular time any controls, liens, restrictions, regulations, easements, exceptions or reservations of any governmental authority to the extent applicable to Nuclear Fuel.".

     Section 2.04 Pursuant to the right conferred upon and reserved to it under Section 6 of Article III of Nineteenth Supplemental Indenture, the Company, without any vote, consent or other action by holders of Bonds of any series established or created in the Nineteenth Supplemental Indenture or any subsequent supplemental indenture (all Bonds created in any supplemental indenture prior to the Nineteenth Supplemental Indenture being no longer outstanding), hereby amends and modifies Subdivision (a) of Section 2 of
Article VII of the Indenture by adding the words "or Nuclear Fuel" after the words "or equipment" each time such words appear in said Subdivision (a).


                              ARTICLE III

                              THE TRUSTEE
                              -----------

     Section 3.01 The Trustee hereby accepts the trusts hereby declared and provided upon the terms and conditions in the Indenture set forth and upon the terms and conditions set forth in this Article III.

     Section 3.02 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article XIII of the Indenture shall apply to this Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and modifications thereof as may be appropriate.

                                ARTICLE IV

                          MISCELLANEOUS PROVISIONS
                          ------------------------

     This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

                                 EXECUTION

          IN WITNESS WHEREOF, said The Cleveland Electric Illuminating Company has caused this Supplemental Indenture to be executed on its behalf by its President or one of its Vice Presidents and its corporate seal to be hereto affixed and said seal and this Supplemental Indenture to be attested by its Corporate Secretary or an Assistant Secretary, and said The Chase Manhattan Bank, in evidence of its acceptance of the trust hereby created, has caused this Supplemental Indenture to be executed on its behalf by one of its Vice Presidents or one of its Corporate Trust Officers, and its corporate seal to be hereto affixed and said seal and this Supplemental Indenture to be attested by one of its Assistant Secretaries, all as of the day and year first above written.



                               THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                               By:
                                  ---------------------------------------
                                  Richard H. Marsh, Vice President

Attest:


------------------------------------
Nancy C. Ashcom, Corporate Secretary


Signed, sealed and acknowledged by
The Cleveland Electric Illuminating Company in the presence of


-----------------------------------
Edward J. Udovich


-----------------------------------
Nancy L. Chancey



                                      THE CHASE MANHATTAN BANK, AS TRUSTEE


                                        By:
                                           ---------------------------------
                                           James P. Freeman, Vice President


Attest:


-------------------------------------
R. Lorenzen, Senior Trust Officer

Signed, sealed and acknowledged by
The Chase Manhattan Bank
in the presence of


--------------------------------------
William Keenan


--------------------------------------
Donna Fitzsimmons

As witnesses

STATE OF OHIO

COUNTY OF SUMMIT

     On this 29th day of September, 1999, before me personally appeared Richard H. Marsh and Nancy C. Ashcom, to me personally known, who being by me severally duly sworn, did say that they are a Vice President and the Corporate Secretary, respectively, of The Cleveland Electric Illuminating Company, that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors; and said officers severally acknowledged said instrument to the free act and deed of said corporation.


                                   --------------------------------------
                                   Notary Public
                                   Susie M. Hoisten
                                   Residence - Summit County
                                   State Wide Jurisdiction, Ohio
                                   My Commission expires November 19, 2001

STATE OF NEW YORK

COUNTY OF NEW YORK


     On this ___ day of _____, 1999, before me personally appeared James P. Freeman and R. Lorenzen, to me personally known, who being by me severally duly sworn, did say that they are a Vice President and a Senior Trust Officer, respectively, of The Chase Manhattan Bank, that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors; and said officers severally acknowledged said instrument to the free act and deed of said corporation.


                                         -------------------------
                                         Notary Public
                                         Emily Fayan






     This instrument prepared by: FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308.